Exhibit 5.2

November 6, 2007

Ruby Newco LLC

c/o News Corporation

1211 Avenue of the Stars

New York, NY 10036

Ladies and Gentlemen:

We are acting as counsel to Ruby Newco LLC, a Delaware limited liability company (the “Company”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of up to 8,599,159 of the Company’s Class B common units (the “Units”) to be issued by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of July 31, 2007, as amended (the “Merger Agreement”), by and among the Company, News Corporation, a Delaware corporation and the parent of the Company (“News Corp”), Dow Jones & Co., Inc., a Delaware corporation (“Dow Jones”) and Diamond Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”). The Merger Agreement provides for the merger of Dow Jones with and into Merger Sub with Dow Jones surviving the merger and related transactions (the “Merger”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	The Certificate of Formation of the Company, dated July 30, 2007 (the “Certificate”), as filed in the office of the Secretary of the State of Delaware on July 31, 2007 and certified by the Secretary of the State of the State of Delaware on October 15, 2007;

Ruby Newco LLC

November 6, 2007

2.	The Limited Liability Company Agreement of the Company, dated July 30, 2007 (the “Initial Agreement”) entered into by News Corp as the sole member of the Company (the “Initial Member”), as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect;

3.	An executed copy of the Registration Statement;

4.	An executed copy of the Merger Agreement;

5.	The Amended and Restated Operating Agreement for the Company (the “Operating Agreement”) to be entered into among the Initial Member and the other persons who shall become members in the Company upon the effective time of the Merger;

6.	Resolutions of the Board of Managers of the Company adopted by unanimous written consent on July 31, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Units and arrangements in connection therewith.

We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons executing the Documents, the accuracy and completeness of all Documents submitted to us, the authenticity of all original Documents, and the conformity to authentic original documents of all Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion, we have assumed (i) that the Initial Agreement and the Certificate are in full force and effect and have not have been

Ruby Newco LLC

November 6, 2007

amended as of the date hereof, and that the Merger Agreement and the Operating Agreement will be in full force and effect and will not have been amended as of the date on which the Merger is effective under applicable law and the Units are issued by the Company pursuant to the Merger, (ii) that each of the parties to the Documents (other than the Company) has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) that each of the parties to the Documents (other than the Company) has the power and authority to execute and deliver, and to perform its obligations under, such Documents, (iv) that each of the parties to the Documents (other than the Company) has duly authorized, executed and delivered such Documents, (v) that the Merger Agreement constitutes a legal, valid and binding agreement of the parties thereto, and is enforceable against the parties thereto, in accordance with its terms, (vi) that the Merger is accomplished in accordance with, and in satisfaction of, the terms and conditions of the Merger Agreement, (vii) that each person to whom a Unit is to be issued by the Company in the Merger (each, a “Unit Holder” and collectively, the “Unit Holders”) will surrender the certificate representing such Unit Holder’s shares of Dow Jones common stock in accordance with the provisions of the Merger Agreement and the Registration Statement, (viii) that each Unit Holder will receive the certificate representing the Units in accordance with the provisions of the Merger Agreement, the Operating Agreement and the Registration Statement, (ix) that the books and records of the Company will set forth all information required by the Operating Agreement and the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), including all information with respect to the Unit Holders and their contributions to the Company, and (x) that the Unit Holders will fulfill all of their obligations set forth in the Operating Agreement.

This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware) that are currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) completion of the Merger pursuant to the Delaware General Corporation Law, as amended, and the Merger Agreement, and (iii) receipt by the Company of the consideration for the Units specified in the resolutions of the Board of Managers, the Units will be validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to the obligation of a Unit Holder to repay any funds wrongfully distributed to it by the Company.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Ruby Newco LLC

November 6, 2007

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP
HOGAN & HARTSON LLP